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(CONNETICS LOGO)

                                                                    EXHIBIT 99.1

COMPANY CONTACT                                   INVESTOR RELATIONS

John Higgins                                      Ina McGuinness or Bruce Voss
Chief Financial Officer                           Lippert/Heilshorn & Associates
(650) 843-2800                                    (310) 691-7100
jhiggins@connetics.com                            imcguinness@lhai.com


                OLUX APPROVED FOR MARKETING IN THE UNITED KINGDOM

PALO ALTO, CALIF. (JUNE 30, 2003) -- Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom, has granted marketing authorization for OLUX(R) (clobetasol propionate) Foam, 0.05%. The approval grants the right to market and launch OLUX in the U.K.

Mipharm, Connetics' partner in Italy, filed the Marketing Authorization Application (MAA) for OLUX in April 2002 with MHRA. Following this marketing authorization, marketing approval will be sought in all additional EU Concerned Member States under the mutual recognition process.

Pursuant to a license agreement, Connetics has granted Mipharm commercial rights to OLUX for the Italian Territory. Connetics will receive milestone payments and royalties on future product sales in this territory. Connetics retains marketing and distribution rights for the rest of Europe and is seeking commercial partners outside the Mipharm territory.

"This marketing approval marks the achievement of another key milestone for OLUX as it allows us to bring our leading product into major markets in Europe," said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. "Mipharm continues to be a strong partner for Connetics and has been very successful marketing Bettamousse(R), the European equivalent of Luxiq(R), and Milice(R), the head-lice product based on Connetics' foam technology."

ABOUT MIPHARM

Mipharm is a company focused on dermatology, gynecology and special care in Italy. The company has an FDA-approved manufacturing facility that supplies products for sale throughout Europe and the U.S. for major global pharmaceutical companies. Mipharm was founded in January 1998 by Dr. Giuseppe Miglio, formerly President of the Pharmaceutical Business of Novartis and President and Chairman of Sandoz holding Italy. For more information about Mipharm, please visit Mipharm's web site at www.mipharm.it.

ABOUT CONNETICS

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05% and Luxiq(R) (betamethasone valerate) Foam, 0.12%. Connetics' wholly owned subsidiary, Connetics Australia Pty Ltd., is
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focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics' web site at www.connetics.com, or send an email to ir@connetics.com.

This news release contains forward-looking statements and predictions, including statements about the intention to file the MAA in European countries outside of the U.K., the commercial potential of OLUX, and the advancement of OLUX or other product development programs by our partners. These statements represent our judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, we face risks and uncertainties that our products may not be granted marketing approval or that the pricing imposed by European authorities may impact our projected royalties on sales of OLUX in Europe. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' most recently filed Annual Report on Form 10-K.

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